Exhibit 99.1

MARINUS PHARMACEUTICALS PROVIDES BUSINESS UPDATE

AND 2018 FINANCIAL RESULTS

RADNOR, PA, March 11, 2019 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today provided a business update on its clinical development activities and reported its financial results for the year ended December 31, 2018.

First Half 2019 Clinical Milestones

•                  Report top-line IV-to-oral ganaxolone data from Part 2 of the Phase 2 Magnolia study in women with postpartum depression (PPD).

•                  Report top-line oral ganaxolone dose-ranging data from the Phase 2 Amaryllis study in women with PPD.

•                  Report top-line data from the Phase 2 dose-ranging, proof-of-concept study with IV ganaxolone in patients with refractory status epilepticus (RSE).

“2018 was a pivotal year for Marinus, kicking off the first-ever single pivotal Phase 3 study in children with CDKL5 deficiency disorder, and reporting positive results from Part 1 of our Magnolia Study with IV ganaxolone in women with postpartum depression,” said Christopher M. Cashman, CEO of Marinus. “As my tenure at Marinus comes to a close, I feel confident that the company is well positioned to further advance ganaxolone into additional late-stage studies and prepare for commercialization.”

Dr. Scott Braunstein, Executive Chairman of Marinus commented, “Through the multiple clinical studies conducted to date, we have shown that ganaxolone is safe, well-tolerated and effective in reducing seizures, anxiety and depression. I look forward to working with the Marinus team to unlock the value of ganaxolone, not only in the indications under development, but also into other refractory epilepsy and neuropsychiatric disorders. I look forward to keeping shareholders apprised of our developments in the upcoming months.”

Postpartum Depression (PPD)

Magnolia Study:

•                  Enrollment is ongoing in Part 2 of the Magnolia Phase 2 Study to evaluate the safety, pharmacokinetics (PK) and efficacy of a six-hour intravenous (IV) infusion of ganaxolone followed by 28-days of oral ganaxolone in women with PPD. Patients randomized to ganaxolone in the current dose cohort receive 20 mg/hr of ganaxolone IV (> 140 µg/kg/h), for six hours followed by an evening 900 mg dose of oral ganaxolone on day one. A once daily 900 mg evening dose of oral ganaxolone is then administered for the duration of treatment. The study is on-track to report top-line data in the second quarter of 2019.

•                  In December, Marinus announced results from the first part of the Magnolia Study, which evaluated a 60-hour infusion of multiple fixed doses of ganaxolone IV in women with PPD.  The best performing median weight-based dose of ganaxolone IV (140 µg/kg/h) was safe and well tolerated as were all cohorts. Patients in this dose group saw a mean HAM-D17 score reduction of 15.1 points at 48-hours (from a mean baseline of 27.1), which separated from placebo by 5.6 points. These patients maintained a 15.7 point reduction at day 34, which separated from placebo by 4.1 points. We believe that this early response and durability of effect is clinically meaningful and compares favorably to traditional antidepressants, as well as other drug candidates in development.

Amaryllis Study:

•                  Enrollment is ongoing in the open-label, dose-escalation portion of the Amaryllis study, a Phase 2 clinical study to evaluate the safety, tolerability and efficacy of oral ganaxolone in women with PPD. Patients enrolled in the current dose cohort receive 675 mg of oral ganaxolone at dinner and before bedtime for the first two days of treatment, and then receive a once-daily 1,125 mg evening dose of oral ganaxolone for the remainder of the 28-day regimen. Top-line data from the additional cohort(s) of patients, along with top-line data from the full dataset, are expected in the second quarter of 2019.

•                  In December, Marinus announced initial results from the Amaryllis Study, in which a low dose and moderate dose of ganaxolone were studied. Patients who received a once-daily 675 mg evening (moderate) dose of oral ganaxolone for four weeks had a mean HAM-D17 reduction of 15.7 points (from a baseline of 24.7 points) at day 36. These data, along with data from Part 1 of the Magnolia Study, have informed the oral dosing of ganaxolone that is currently being evaluated. As with ganaxolone IV, oral ganaxolone in this study was generally safe and well-tolerated with no serious adverse events reported and no discontinuations due to treatment-related adverse events.

Orphan Pediatric Genetic Epilepsy Programs

CDKL5 Deficiency Disorder (CDD):

•                  Enrollment is on-going in the Company’s pivotal Phase 3 clinical study (Marigold Study) evaluating the use of oral ganaxolone in children and young adults with CDD, a refractory form of pediatric epilepsy with no currently approved treatments. The Marigold Study is a global, double-blind, placebo-controlled, single pivotal Phase 3 clinical study that will enroll approximately 70 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant. The study will consist of a six-week prospective baseline period to collect seizure data, followed by a 17-week double-blind treatment phase.  Patients randomized to ganaxolone will titrate over four weeks to a dose of up to 600 mg of oral liquid suspension three times a day, and maintain that dose for the following 13-weeks. The Company is on-track to complete enrollment in this study by the end of 2019 with top-line data expected by mid-2020.

•                  In December the Company presented long-term data from the patients that entered the six-month open label extension of the Phase 2 clinical study in CDD. The four of seven patients who continued on ganaxolone beyond the main study experienced a 54 percent average reduction in seizure frequency at the extension study primary endpoint at six months (12 months total treatment with ganaxolone).

PCDH19-Related Epilepsy (PCDH19-RE):

•                  Earlier this month Marinus announced the initiation of the Violet Study, a global, double-blind, randomized, placebo-controlled single pivotal Phase 3 study evaluating ganaxolone in children with PCDH19-RE. The study will enroll up to 70 patients between the age of 1 and 17 with a confirmed PCDH19 mutation. Patients enrolled in the study will be stratified into one of two biomarker groups and randomized (ganaxolone or placebo) within each stratum. The study will consist of an eight-week prospective baseline period to collect seizure data, followed by a 17-week double-blind treatment phase. Patients randomized to ganaxolone will titrate over four weeks to a dose of up to 600 mg of oral liquid suspension three times a day and maintain that dose for the following 13-weeks. After the double-blind period, all patients who meet certain eligibility criteria will have the opportunity to receive ganaxolone in an open-label phase of the study. The Company expects to begin screening patients for enrollment into the study in the second quarter of 2019 with top-line data from the study expected in 2021.

•                  In December, the Company presented additional data at the American Epilepsy Society annual meeting from its Phase 2 study in patients with PCDH19-RE, which identified evidence of a plasma neurosteroid biomarker. The post-treatment review of baseline plasma neurosteroid levels in patients with PCDH19-RE revealed what we believe to be a significant association between these levels and response to ganaxolone treatment. Patients with a very low level of a specific neurosteroid showed a medically notable reduction in seizure frequency when treated with ganaxolone as compared to patients with a very high level. The difference in the levels of this neurosteroid between responders and non-responders was approximately 1.5 orders of magnitude.

Refractory Status Epilepticus (RSE)

•                  Enrollment is continuing in the open-label portion of the Phase 2 study evaluating the tolerability, efficacy and PK of ganaxolone IV in patients with RSE. Ganaxolone IV is being administered as second line treatment after a patient has failed benzodiazepines and two IV anti-epileptic drugs. The primary endpoint for the study is the number of patients who do not require a pharmacological treatment escalation, including IV anesthetic drug. Improvement in patient EEG readings will be used as a surrogate marker of efficacy in this study. Top-line data from this proof-of-concept, dose-ranging study are expected in the second quarter of 2019.

Financial Update

At December 31, 2018, the Company had cash, cash equivalents and investments of $72.7 million, compared to $58.4 million at December 31, 2017. We believe that our cash, cash equivalents and investments as of December 31, 2018 will enable us to fund our current scale of operating expenses and capital expenditure requirements into 2021.

Research and development expenses increased to $28.4 million for the year ended December 31, 2018, as compared to $12.4 million in the prior year. The increase for the year ended December

31, 2018 compared to 2017 was due primarily to increased patient enrollment of the Magnolia study, expansion of the Amaryllis Phase 2 study, and additional preclinical studies and manufacturing activities, in support of all formulations and indications.

General and administrative expenses increased $2.1 million for the year ended December 31, 2018 compared to 2017, primarily due to an increase in noncash, stock-based compensation expense.

The Company reported net losses of $36.7 million and $18.9 million for the years ended December 31, 2018 and 2017, respectively. Cash used in operating activities increased to $27.8 million for the year ended December 31, 2018 compared to $18.8 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans, operations, financial condition and results of operations.

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$67,727	$33,531
Investments	4,998	24,825
Other assets	2,509	2,316
Total assets	$75,234	$60,672
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,472	$927
Accrued expenses	4,437	1,617
Total current liabilities	6,909	2,544
Other long-term liabilities	—	120
Total liabilities	6,909	2,664
Total stockholders’ equity	68,325	58,008
Total liabilities and stockholders’ equity	$75,234	$60,672

	Year Ended December 31,
	2018	2017

Expenses:
Research and development	$28,394	$12,376
General and administrative	8,785	6,667
Loss from operations	(37,179)	(19,043)
Interest income	454	324
Interest expense	—	(159)
Other expense	(1)	(20)
Net loss	$(36,726)	$(18,898)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.90)	$(0.80)
Basic and diluted weighted average shares outstanding	40,895,406	23,540,738

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus has initiated the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy, and is currently conducting studies in patients with postpartum depression and refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com